File No. 70-8609

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C., 20549

                  POST EFFECTIVE AMENDMENT #1 TO

                             FORM U-1

                     APPLICATION-DECLARATION
         WITH RESPECT TO ISSUE AND SALE OF COMMON SHARES
          IN CONNECTION WITH AN EMPLOYEES SAVINGS PLAN
                               UNDER
      THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 (ACT)


                  EASTERN UTILITIES ASSOCIATES
                     EASTERN EDISON COMPANY
                     EUA COGENEX CORPORATION
                    MONTAUP ELECTRIC COMPANY
           P.O. Box 2333, Boston, Massachusetts 02107

             BLACKSTONE VALLEY ELECTRIC CORPORATION
         Washington Highway, Lincoln, Rhode Island 02865

                     EUA SERVICE CORPORATION
       P.O. Box 543, West Bridgewater, Massachusetts 02379

                  NEWPORT ELECTRIC CORPORATION
         12 Turner Road, Middletown, Rhode Island 02840

                TRANSCAPACITY LIMITED PARTNERSHIP
                     83 Pine Street, Suite 101,
                 West Peabody, Massachusetts  01961

                  EASTERN UTILITIES ASSOCIATES
        (Name of top registered holding company parent of
                     applicant or declarant)

               CLIFFORD J. HEBERT, JR., TREASURER
                  EASTERN UTILITIES ASSOCIATES
           P.O. Box 2333, Boston, Massachusetts 02107
             (Name and address of agent for service)


        The Commission is requested to mail signed copies
          of all orders, notices and communications to:
                    ARTHUR I. ANDERSON, P.C.
                     McDermott, Will & Emery
                         75 State Street
                   Boston, Massachusetts 02109



Item 1.  Description of Proposed Transaction

Item 1 is amended by adding the following:

Background

     By an order dated June 15, 1995, SEC Release No. 35-26308, EUA and its direct subsidiaries, Blackstone Valley Electric Company, Eastern Edison Company, EUA Cogenex Corporation, EUA Service Corporation and Newport Electric Corporation, and its indirect subsidiaries, Montaup Electric Company and TransCapacity Limited Partnership (said direct and indirect subsidiaries being hereinafter collectively referred to as the "Subsidiaries") received authorization from the Securities and Exchange Commission to contribute to the Plan during the period ending December 15, 1997 an additional 150,000 originally issued Common Shares, or cash to be used to purchase the additional Common Shares on the open market for the purpose of making such shares available to the Plan.

Proposed Transactions

     EUA and the Subsidiaries, hereby request authority to contribute to the Plan during the period ending December 15, 1999 an additional originally issued 200,000 Common Shares or cash which can be used to purchase the additional Common Shares on the open market for the purpose of making such shares available to the Plan.

Item 2.  Fees, Commissions and Expenses

     The estimated fees, commissions, and expenses paid or incurred, or to be paid or incurred, directly or indirectly, by the applicants-declarants in connection with the proposed transactions will be supplied by amendment.

Item 4.  Regulatory Approval

     No state commission or Federal commission (other than the Commission) has jurisdiction over the issue and sale of the Additional Common Shares.

Item 5.  Procedure

     (c) It is requested that the Commission take action with respect to this statement without a hearing being held and that this statement become effective and be granted at the earliest practicable time.

     (d) It is not considered necessary that there be a recommended decision by a hearing officer or by any other responsible officer of the Commission. The Office of Public Utility Regulation may assist in the preparation of the Commission's decision and it is believed that a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective would not be appropriate.

Item 6.  Exhibits and Financial Statements

(a)  Exhibits (*filed herewith)

     B-5 First Amendment to the 1994 Restated Plan (to be filed by amendment).

     B-6 Second Amendment to the 1994 Restated Plan (to be filed by amendment).

     B-7 Third Amendment to the 1994 Restated Plan (to be filed by amendment).

     F-1  Opinion of counsel (to be filed by amendment).

   * H-1  Proposed Form of Notice.


(b)  Financial Statements

Item 7.  Information as to Environmental Effects

     The proposed transactions do not involve a major Federal action significantly affecting the quality of the human environment.


                            SIGNATURE

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned officer thereunto duly authorized.

Dated: November 10, 1997


                         EASTERN UTILITIES ASSOCIATES
                         EASTERN EDISON COMPANY
                         EUA COGENEX CORPORATION
                         MONTAUP ELECTRIC COMPANY
                         BLACKSTONE VALLEY ELECTRIC COMPANY
                         EUA SERVICE CORPORATION
                         NEWPORT ELECTRIC CORPORATION
                         TRANSCAPACITY LIMITED PARTNERSHIP


                         By:  /s/ Clifford J. Hebert, Jr.
                              Clifford J. Hebert, Jr.
                              Treasurer